As filed with the Securities and Exchange Commission on August 4, 2000
                                                      Registration No. 333-35446
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                   ----------
                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              SYMBOLLON CORPORATION
             (Exact name of registrant as specified in its charter)
                                   -----------

                  Delaware                                   36-3463683
         (State or other jurisdiction of                 (I.R.S. Employer
         incorporation or organization)                 Identification No.)
                                  ------------
                                 37 Loring Drive
                              Framingham, MA 01702
                                 (508) 620-7676
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  ------------

                                Paul C. Desjourdy
         President and Chief Operating Officer, Chief Financial Officer
                              Symbollon Corporation
                                 37 Loring Drive
                              Framingham, MA 01702
                                 (508) 620-7676
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  -------------
                                 With a copy to:
                               Norman Alpert, Esq.
                                  RubinBaum LLP
                              30 Rockefeller Plaza
                               New York, NY 10112
                                 (212) 698-7700
                                  -------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The registrant hereby amends this registration on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                   SUBJECT TO COMPLETION, DATED AUGUST 4, 2000

                              SYMBOLLON CORPORATION

                    1,734,360 SHARES OF CLASS A COMMON STOCK

This prospectus relates to the proposed sale of up to 1,734,360 shares of our common stock by certain selling stockholders, of which 897,675 shares are underlying warrants. We will not receive any of the proceeds from the sale of these shares.

Our common stock is traded on the Nasdaq SmallCap Market under the symbol "SYMBA". On August 3, 2000, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $7.50 per share.

See "Risk factors" beginning on page 4 for certain risks you should consider before you purchase any shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                      The date of this prospectus is     , 2000

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Symbollon Corporation.......................................................-2-

Risk Factors................................................................-4-

Use of Proceeds............................................................-10-

Selling Stockholders.......................................................-11-

Plan of Distribution.......................................................-13-

Legal Matters..............................................................-15-

Experts....................................................................-15-

Where You Can Find More Information........................................-15-

Note Concerning Forward Looking Statements.................................-16-


                              SYMBOLLON CORPORATION

         We are engaged in development and commercialization of proprietary iodine-based products. We are a Delaware corporation formed in August 1993 and are the successor to a corporation initially formed in July 1986. Our principal executive office is located at 37 Loring Drive, Framingham, Massachusetts 01702 and our telephone number is (508) 620-7676.

         We have developed proprietary iodine technology that we believe maximizes the "therapeutic index" of iodine. The "therapeutic index" of a drug is the ratio of the largest safe dose to the smallest effective dose. Our technology accomplishes this by controlling the ratio of molecular iodine (I2), to the other inactive species of iodine typically present in solution. Iodine has been shown to be effective in rapidly eliminating a wide range of germs and as a therapeutic for certain pharmaceutical applications. We believe that our iodine-based technology has potential use in several product application areas, notably women's healthcare and infection control. Our current product development work is focused on proposed product applications for a treatment for fibrocystic breast disease and the treatment of various dermatological and ophthalmic diseases.

Bovine Teat Sanitizer Product

         Since 1995, we have manufactured a bovine teat sanitizer, IodoZyme(R), for West Agro, Inc. of Kansas City, MO, a subsidiary of the Tetra Laval Group and a leading manufacturer and distributor of iodophor-based products for dairy use. West Agro markets and distributes IodoZyme under an exclusive marketing and supply agreement which covers IodoZyme as well as other products which we may develop for use in dairy facilities. West Agro has the right to terminate the marketing and supply agreement at any time. 1999 sales for IodoZyme were $425,209.

Women's Healthcare

         We have developed an oral dosage form of our technology that generates molecular iodine in the stomach of the patient. We refer to this tablet as IoGen(TM). Based on the scientific literature, we believe that IoGen may be effective in the prevention and treatment of certain female health problems, including some types of pre-menopausal breast cancer, fibrocystic breast disease and endometriosis.

         Fibrocystic breast disease is a benign breast condition affecting primarily women of childbearing age. Medical literature indicates that this condition is observed in 50% of childbearing age women during lifetime examinations and in 90% of those women during postmortem examinations. A market research study published in 1995 estimates that in the United States about 24 million women, or approximately 30% of childbearing age women, report painful or lumpy breast. However, that market research study indicates that only 3.3 million of those women have been formally diagnosed with the disease.

         During 1999, we conducted a Phase I trial of IoGen. Eighteen healthy females participated. The trial assessed dose proportionality and relative absorption of IoGen tablets at three concentrations, 1.5 mg, 3.0 mg and 6.0 mg, based on blood and urine samples collected over a 48-hour period following dosing. In the Phase I study, the participants tolerated IoGen at all three dose levels and no drug-related adverse events occurred.

         Analysis of the results demonstrated that IoGen is dose-proportional when evaluated by either peak or mean iodine concentration in the blood samples. The results also indicated relative absorption of the 1.5, 3.0 and 6.0 mg IoGen tablets, as measured by the excreted iodine concentrations in urine samples.

         We recently also completed a multi-center Phase II clinical trial, initiated in 1998, evaluating IoGen in patients with moderate to severe fibrocystic breast disease to assess the clinical effects and safety of IoGen at three dose levels compared with placebo in a group of approximately 100 patients. We anticipate that the data from this trial will be available in the third quarter of 2000.

         If the results from the Phase II clinical trial warrant, we plan to continue the clinical development of IoGen. We will need additional resources to do this. If the clinical development of IoGen does continue, we anticipate seeking a corporate relationship with a pharmaceutical company to commercialize IoGen.

Ophthalmology and Dermatology Applications

         We currently plan to pursue development of ophthalmic and dermatological products based on our technology. We are working on potential dermatological formulations, but have not finalized a product candidate suitable for clinical trials. Resources allowing, our goal is to initiate human clinical trials in dermatology. A collaboration with another company to develop dermatological products was terminated by that company in 1999.

         Since 1997, our efforts at developing ophthalmic products have been made pursuant to a collaboration and sale/licence agreement with Bausch & Lomb Pharmaceuticals, Inc. However, this program has experienced delays and is subject to Bausch & Lomb's right to terminate. In May 2000, we waived a 90-day notice provision under our collaboration agreement with Bausch & Lomb in order to allow Bausch & Lomb additional time to gather more information prior to making a decision on whether to continue their relationship with us. We also extended by two months to October 4, 2000 Bausch & Lomb's obligation to make the next milestone payment of $800,000. If Bausch & Lomb does desire to continue the relationship, we have agreed to enter into negotiations to amend the collaboration to reflect a more realistic and achievable development plan and milestone payment schedule. Therefore, it is uncertain if we will receive the next milestone payment from Bausch & Lomb.

         If Bausch & Lomb elects to terminate its sale/license agreement with us, then Bausch & Lomb would be required to transfer 482,878 shares of our common stock to us for no consideration. Those shares were purchased by Bausch & Lomb for $500,000. Bausch & Lomb would also then have a right to require us to redeem 93,334 shares of our common stock for $175,000 (Bausch & Lomb's purchase price) if we have adequate positive cash flow from operations in any year through 2004.

         If Bausch & Lomb terminates its sale/license agreement with us, then all rights and title to our technology sold or licensed to Bausch & Lomb under the agreement will revert back to us.

Other Potential Applications

         We believe that our technology has potential applications in the development of a variety of human healthcare and other products such as topical anti-infectives, oral care and hygiene products, wound care applications, and as a preventive for urinary tract infection. Given our limited resources, although certain preliminary research, development and regulatory activities may be undertaken by us in some of these potential product areas, our ability to fund the development and commercialization of such applications will depend in large part on entering into product development and commercialization agreements with corporate partners.

                                  RISK FACTORS


         Investing in our common stock is highly speculative and risky. You should be able to bear a complete loss of your investment. Before making an investment decision, you should carefully consider the following risk factors.


We expect to incur additional losses in the future that will require us to raise substantial funding

         We have incurred a cumulative operating loss of $6,665,850 through March 31, 2000. Our losses have resulted principally from costs incurred in research and development activities related to our efforts to develop IodoZyme, IoGen and other potential product formulations, and from the associated administrative and patent costs. We expect to incur additional significant operating losses over the next several years and expect cumulative losses to increase substantially due to expanded development efforts, including preclinical and clinical testing. In the next few years, our revenues may be limited to sales of IodoZyme, contract research payments and licensing milestone payments under the Bausch & Lomb agreement (unless terminated) and any amounts received under other research or development collaborations that we may establish.

         Based on the current status of our development efforts, we will not receive revenues or royalties from commercial sales of our drugs under development for a significant number of years, if at all. For at least the next few years, we expect our revenues to be less than our expenses. We will therefore need to raise additional funding to sustain our operations. If we fail to achieve profitable operations or raise additional funding to cover losses, we will not be able to sustain operations.

If our corporate licensing relationships are terminated, our future revenues will significantly decrease

         We generate our revenues from corporate licensing arrangements. In 1999, Oclassen Pharmaceuticals Inc., our development partner, terminated its relationship covering the use of our technology in dermatology. All of our 1998 and 1999 revenues came from our remaining relationships with West Agro, Inc. and Bausch & Lomb. They can terminate their collaboration with us at any time. Since the development program with Bausch & Lomb has not progressed as quickly as expected, they might choose to terminate their relationship with us. If that happens, and we are not able to enter into new licensing relationships, our revenues for 2000 and beyond will significantly decrease.

We have no data that IoGen will effectively treat fibrocystic breast disease

         The Phase II clinical trial that we initiated in 1998 and recently completed is the first trial to evaluate the effectiveness of IoGen. We did not conduct any animal or human studies to evaluate the potential effectiveness of IoGen before launching the Phase II trial. We do not yet have the results from the IoGen Phase II trial. We estimate that our investment in the IoGen development program exceeded $2.5 million. We expensed these development costs as incurred. If the Phase II clinical trial is not successful, our financial situation may force us to discontinue the IoGen development program.

We lack the resources to conduct the necessary clinical trials required prior to commercial sales of our potential drugs

         Any drug candidates we develop will require significant additional research and development efforts, including extensive preclinical (animal and in vitro data) and clinical testing and regulatory approval, prior to commercial sale. In addition to IoGen, our other active drug development efforts are in dermatology and ophthalmology. We have not initiated our clinical trials in dermatology or ophthalmology. If our arrangement with Bausch & Lomb continues, they are financially responsible for any clinical trials conducted in ophthalmology. We must pay for any future clinical trials in women's healthcare and dermatology. Our ability to conduct the necessary clinical trials depends on our generating the resources required to pay for this from future revenues, financings or licensing relationships. We may not be able to generate the necessary financial resources.

We may lose control over development and commercialization of drugs after we license them

         A key element of our strategy has been to fund most of our product development programs through collaborative agreements with major pharmaceutical companies. As part of these licensing relationships we may have to grant to the other party control over the development and commercialization process. For example, our only existing collaborative agreement is with Bausch & Lomb. Under that collaboration, Bausch & Lomb is responsible for:

         o        conducting preclinical and clinical trials;
         o        obtaining required regulatory approvals of drug candidates;
         o        manufacturing any resulting products; and
         o        commercializing any resulting products.

         Bausch & Lomb is not obligated to develop or commercialize any drug candidates under the collaboration. Bausch & Lomb alone controls the amount and timing of resources dedicated by it to the program. Accordingly, Bausch & Lomb controls the development program. Moreover, Bausch & Lomb may view certain drug candidates developed utilizing Symbollon's technology as competitive with its own drugs or drug candidates. Accordingly, Bausch & Lomb may develop its existing or alternative technologies in preference to the drug candidates based on our technology. In addition, Bausch & Lomb has the right to terminate the relationship at any time and is currently considering this option. If they terminate the relationship, our limited resources would severely hamper our ability to develop an ophthalmic product.

         IodoZyme's future growth and profitability will depend, in large part, on the success of West Agro's personnel and others conducting marketing efforts on their behalf in fostering acceptance of IodoZyme as an alternative to other available products. West Agro also markets and distributes products which compete directly with IodoZyme.

If we cannot raise additional funds, then we will have to limit our future activities

         We have adequate cash resources to complete our IoGen Phase II clinical trial and continue our base operations through 2001. However, we will require substantial additional funds if we are to continue the clinical development of IoGen or pursue the development of additional products. We cannot estimate the amount or timing of our need for future funding since this is dependent on the scope and nature of product development not yet known.

         We intend to seek additional funds for such future product development through public or private financing or collaborative or other arrangements with corporate partners. We have not been able to enter into a new corporate relationship since 1997. We believe that before we can enter into any significant new relationships, we will have to generate clinical results on our potential drugs. Our limited financial resources may require us to finance the cost of generating these results. During 1999, we had difficulty raising funds by selling equity. We obtained stockholder approval to sell up to 1,250,000 shares, with a like number of warrants. We were only able to sell 836,685 shares and warrants.

         Our common stock remains thinly traded. There is very little market support for our common stock. So long as these conditions exist, future financings will continue to be difficult. Ultimately, this could impact the terms and conditions upon which we are able to sell securities and raise funds. If adequate funds are not available when needed, we would be forced to limit the scope of our development or perhaps cease operations.

If a competitive drug is marketed to treat fibrocystic breast disease prior to IoGen, then the potential market opportunity for IoGen will be adversely affected

         The only drug approved by the United States Food and Drug Administration (commonly called FDA) for the treatment of fibrocystic breast disease is Danazol, a masculinizing hormone. We are aware of one company, Mimetix Inc., that has conducted human clinical trials in the United States and Canada utilizing an iodine-based compound for the treatment of fibrocystic breast disease. If Mimetix receives marketing approval for its drug compound before we do, they may achieve a significant competitive advantage through FDA marketing exclusivity rights. This would delay our ability to receive marketing approval.

IodoZyme could become subject to FDA marketing clearance that could affect our ability to market IodoZyme

         Teat sanitizers, although considered animal drugs by the FDA, do not currently require clearance by the FDA prior to marketing. The FDA, however, issued draft guidelines in 1993 governing teat dips and it is possible that if such guidelines are adopted that IodoZyme will require clearance by the FDA in the future. Required compliance with these guidelines or other FDA requirements which may be adopted, would have a significant adverse effect on the marketing of IodoZyme and, consequently, on our results of operations.

We have no marketing experience within our company

         Although we have no present plans to do so, we may, in the future, determine to directly market certain of our proposed products. We have no marketing experience and significant additional capital expenditures and management resources would be required to develop a direct sales force. In the event we elect to engage in direct marketing activities, we might have difficulty obtaining the requisite funds or attracting and retaining the human
resources   necessary  to   successfully   market  any  products.

Because our iodine-based products may stain or corrode some surfaces, potential applications for our products may not be possible

         An important aspect of our present and future product candidates is that they must be compatible with the surfaces with which they come into contact. We have ceased efforts to develop products that clean germs from certain medical and dental instruments as a result of staining and corrosion caused by the required concentrations of iodine in the formulations. We continue to investigate the balance between the level of efficacy and the need to avoid staining and corrosion. For any proposed product application, staining or corrosion from a product candidate could be sufficient to limit or forestall regulatory approval or, if approved, could adversely affect market acceptance of such product. We might not be successful in overcoming these staining and corrosion problems.

Our use of hazardous materials in our development and commercial efforts exposes us to material potential liability

         Our manufacturing and development activities involve the controlled use and shipment of hazardous chemicals and other materials. Although we believe that our safety procedures for handling, shipping and disposing of such materials comply with the standards prescribed by federal, state and local regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed the our resources. There can be no assurance that current or future environmental or transportation laws, rules, regulations or policies will not have a material adverse effect on us.

Our ability to issue preferred stock without stockholder approval and our classified Board of Directors could prevent a change in control and could adversely affect our stock price

         Our Certificate of Incorporation, as amended, authorizes the issuance of 5,000,000 shares of preferred stock, none of which are outstanding, on terms that may be fixed by our Board of Directors without further stockholder action. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the common stock. The issuance of such preferred stock could make a takeover of our company or the removal of our management more difficult, discourage hostile bids for control of our company in which stockholders may receive premiums for their shares of common stock, or otherwise dilute the rights of holders of common stock and the market price of the common stock.

         Our Board of Directors is divided into three classes, with only one class being elected each year and each elected director to serve three years. This could discourage efforts to obtain control of our company. It makes it more difficult for stockholders to change the composition of the Board in a relatively short period of time since at least two Annual Meetings of Stockholders will be required to effect a change in the majority of the members.

We are a development stage company with a volatile stock price

         The stock market prices of emerging and development stage biopharmaceutical companies have historically been highly volatile. Future announcements concerning us or our competitors, including the results of testing, technological innovations or new commercial products, government regulations, drug cost reimbursement developments, developments concerning proprietary rights, litigation or public concern as to safety of products, may have a significant adverse impact on our stock price. Over the last 12 months our stock price has ranged from $14.00 to $1.75.

Trading in our stock has been limited, so investors may not be able to sell as much stock as they want at prevailing prices.

          The average daily trading volume in our common stock was approximately 16,600 shares and the average daily number of transactions was approximately 30 over the last three months. If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices.

Exercise of outstanding warrants and options may adversely affect our stock price

         Warrants to purchase 897,675 shares of common stock and options to purchase 1,084,895 shares of common stock are currently outstanding. All of the warrants and many of the options are currently exercisable. These options and warrants are likely to be exercised at a time when we might be able to obtain additional equity capital on more favorable terms. We have the right to redeem the warrants if the average closing bid price of our common stock as quoted by Nasdaq over twenty successive trading day is equal to or greater than:

               Between                                  Closing Bid Price
               -------                                  -----------------
         August 10, 1999 to August 9, 2000                     $5.00
         August 10, 2000 to August 9, 2001                     $6.00
         August 10, 2001 to August 9, 2002                     $7.00
         August 10, 2002 to August 9, 2003                     $8.00

         Each of the above prices is $1 higher if our common stock is reported in the over-the-counter market rather than quoted on Nasdaq. On the date of this prospectus, the exercise price of the warrants is below the market price for the shares and we would be permitted to give notice of the redemption of the warrants. A redemption notice would probably cause the warrants to be exercised and the underlying shares of our common stock to be issued at prices below the then market price of our common stock. While these options and warrants are outstanding, they may adversely affect the terms on which we could obtain additional capital. If the holders of these outstanding options and warrants sell the common stock received upon exercise, it is likely to have a negative effect on the market price of our common stock, particularly in light of the limited trading volume for our common stock.

         In addition, we may have to sell more equity securities in the future to obtain operating funds. We may sell these securities at a discount to the market price. Any future sales of equity securities will dilute the holdings of existing stockholders, possibly reducing the value of your investment.

If we are delisted from the Nasdaq SmallCap Market, stockholders may suffer

         In order to qualify for continued listing on the Nasdaq SmallCap Market, we must, among other things, have net tangible assets of at least $2,000,000. At March 31, 2000, our balance sheet showed total assets of $3,279,310 and stockholders' equity of $2,638,882. Since we are expecting continuing losses during 2000, we may not be able to meet the continued listing criteria of the Nasdaq SmallCap Market unless we receive sufficient funds to maintain our net tangible assets. If our shares of common stock are delisted from the Nasdaq SmallCap Market, trading, if any, in our stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or, if then available, the "OTC Bulletin Board Service." As a result, an investor might find it more difficult to dispose of, or to obtain accurate price quotations for our stock.

If we become subject to penny stock rules, our stock will be adversely affected

         If our common stock is removed from the Nasdaq SmallCap Market, it may become subject to the SEC's "penny stock" rules which impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses). For transactions covered by these rules, a broker-dealer must make a special suitability determination for the purchase and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, the rules require delivery of a risk disclosure document relating to the penny stock market prior to any such transaction. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may affect the ability of broker-dealers to sell our common stock and may affect the ability of purchasers in this offering to sell any of their shares in the secondary market.

Since there are few market makers for our stock, they can substantially influence its price

         There are a limited number of market makers which currently make a market in our common stock and our common stock is thinly traded. Consequently, these market makers may exert a dominating influence on the market for our common stock. Such market-making activity may be discontinued at any time. The price and liquidity of our common stock may be significantly affected by the degree of any current market maker's participation in the market.

                                 USE OF PROCEEDS

            The selling stockholders will sell all of the common stock covered by this prospectus. We will not receive any of the proceeds from those sales.

            If all of the 897,675 warrants whose underlying shares are being registered for resale are exercised at their current $3.00 exercise price, we will receive net proceeds from such exercise of approximately $2,693,000. The exercise price increases by $1.00 annually, up to $6.00. The proceeds from the exercise of the warrants would be used for working capital and other general corporate purposes.

                              SELLING STOCKHOLDERS

            This prospectus covers offers and sales by the selling stockholders of the shares of our common stock, including shares issuable upon exercise of warrants, issued in our 1999 private placement.

            In the private placement, we offered to accredited investors units, at a price of $1.75 per unit, consisting of one share of common stock and one warrant. Each warrant is exercisable for a four year period expiring August 10, 2003 to purchase one share of common stock at an exercise price (subject to adjustment) of $3.00 during the first year, $4.00 during the second year, $5.00 during the third year and $6.00 during the fourth year. We sold a total of 836,685 units. In addition, pursuant to our obligation to the placement agent for the offering, Indianapolis Securities, Inc., we issued an aggregate of 60,990 warrants (the placement agent transferred some of those warrants to certain of its employees). We issued these warrants as compensation to the placement agent, in addition to paying the placement agent $106,733 (in the aggregate) as a 10% cash commission for units sold by it. We have extended to August 31, 2000 the period until which the warrants may be exercised at $3.00.

            The table below lists the selling stockholders, shows the shares of common stock beneficially owned by each of the selling stockholders as of March 31, 2000 and the shares offered for resale by each of the selling stockholders. Beneficial ownership includes shares which the selling stockholders can acquire upon exercise of the warrants (all of which are currently exercisable) or of options exercisable currently or within 60 days after March 31, 2000. Our registration of these shares does not necessarily mean that any selling stockholder will sell all or any of its shares of common stock. The "Beneficial Ownership After Offering" columns in the table assume that all shares covered by this prospectus will be sold by the selling stockholders and that no additional shares of common stock are bought or sold by any selling stockholder. Except for Indianapolis Securities, Inc., or as noted in the footnotes, no selling stockholder has had, within the past three years, any position, office or other material relationships with us.

            The information provided in the table below is from the selling stockholders, reports furnished to us under rules of the SEC, and our stock ownership records.

                                                                                                          Beneficial
                                             Beneficial Ownership Prior to Offering                     Ownership After
                                                                                                           Offering
                                       ---------------------------------------------------             ------------------
                                                                                             Total
                                                       Shares     Total Shares   % of      Number of
                                                     Underlying     Ownership    Total       Shares
     Name of Selling Stockholder       Shares (1)     Warrants                    Shares    Offered     Shares      %
-------------------------------------- ------------ ------------- -------------- --------- ----------- ---------- -------
Richard M. & Tina D. Lilly (2)             288,110        75,110        363,220      9.6%      97,210    266,010    7.2%
Mary Beth Cooney                             6,700         6,700         13,400         *      13,400        -0-       *
Ferdie A. & Ursula M. Falk                   6,000         6,000         12,000         *      12,000        -0-       *
KG Associates                               26,000        26,000         52,000      1.4%      52,000        -0-       *
Charles R. Behrmann                         13,600        10,000         23,600         *      20,000      3,600       *
Richard P. Morgenstern (3)                 127,500       127,500        255,000      6.7%     255,000        -0-       *
Alan S. Morgenstern 1994 Trust              45,000        45,000         90,000      2.4%      90,000        -0-       *
Carol E. Morgenstern (4)                    90,000        90,000        180,000      4.9%     180,000        -0-       *
Pure Holdings, LP                           30,000        30,000         60,000      1.6%      60,000        -0-       *
Star Investments, LP                        30,000        30,000         60,000      1.6%      60,000        -0-       *
Paul and Carol McHugh Cole                  26,000        26,000         52,000      1.4%      52,000        -0-       *
Eugene Lieberstein (5)                      35,016        15,000         50,016      1.3%      30,000     20,016       *
Norman Alpert (6)                            7,500         7,500         15,000         *      15,000        -0-       *
Edward Klimerman and Janet C. Walden
(7)                                          2,500         2,500          5,000         *       5,000        -0-       *
Thomas L. Hansberger                        20,000        20,000         40,000      1.1%      40,000        -0-       *
Judith W. Schrafft                           4,000         4,000          8,000         *       8,000        -0-       *
Robert Kiken                                10,000        10,000         20,000         *      20,000        -0-       *
Kenneth M. Kiken                            22,000        10,000         32,000         *      20,000     12,000       *
Norman P. Kiken                             10,000        10,000         20,000         *      20,000        -0-       *
Assaf Family Trust                          14,000        14,000         28,000         *      28,000        -0-       *
Warren M. Knight                            25,000         4,000         29,000         *       8,000     21,000       *
Russell R. Desjourdy (8)                    20,000        20,000         40,000      1.1%      40,000        -0-       *
Gopen Family Trust                          50,000        50,000        100,000      2.7%     100,000        -0-       *
Brett P. & Mary Sheila Smith                17,500        17,500         35,000         *      35,000        -0-       *
Matthew A. Frinzi                           10,000        10,000         20,000         *      20,000        -0-       *
Jan McArt                                   20,200        20,200         40,400      1.1%      40,400        -0-       *
Paul C. Desjourdy (9)                      288,054        10,000        298,054      7.6%      20,000    278,054    7.1%
Peter K. and Jill Boli                      19,885        14,285         34,170         *      28,570      5,600       *
Eileen Botfeld                               5,000         5,000         10,000         *      10,000        -0-       *
Jane A. & Barron G. Postmus                 10,000        10,000         20,000         *      20,000        -0-       *
Western Investment Corporation              50,000        15,000         65,000      1.8%      30,000     35,000       *
Merrick Management Corporation              15,000        15,000         30,000         *      30,000        -0-       *
Tony and Carmen Chamoun                      5,000         5,000         10,000         *      10,000        -0-       *
George Kottler                               9,000         9,000         18,000         *      18,000        -0-       *
Stanley and Lesley Berkovitz                10,000        10,000         20,000         *      20,000        -0-       *
Edwin W. and Ellen A. Harley                 3,000         3,000          6,000         *       6,000        -0-       *
Carl J. Domino                              20,000        20,000         40,000      1.1%      40,000        -0-       *
Ronald C. & Pamela A. Retterath              3,000         3,000          6,000         *       6,000        -0-       *
Ronald L. and Sheila L. Miller              20,000        20,000         40,000      1.1%      40,000        -0-       *
Robert B. Forsyth                            3,400         3,400          6,800         *       6,800        -0-       *
Herbert J. Stangl Trust                     10,000        10,000         20,000         *      20,000        -0-       *
Roger D. Bensen                             68,800        50,000        118,800      3.2%     100,000     18,800       *
Indianapolis Securities, Inc. (10)             -0-        14,748         14,748         *      14,748        -0-       *
Ian G. Walker (11)                             -0-         6,480          6,480         *       6,480        -0-       *
Ann Greene (11)                                -0-         1,500          1,500         *       1,500        -0-       *
---------------------------------------------------------------

*        Less than 1% of the common stock outstanding.
(1)      Exclusive of shares underlying warrants.
(2) Includes shares owned by Mr. Lilly's revocable trust dated December 1, 1989 and includes 10,000 shares owned by his children. Also, includes 38,262 placement agent warrants transferred to Mr. and Mrs. Lilly by Indianapolis Securities, Inc. and another 14,748 placement agent warrants owned by Indianapolis Securities, Inc., which Mr. Lilly may be considered to beneficially own. As described in the "Selling Stockholders" section, Indianapolis Securities, Inc. was placement agent for our 1999 private placement and received warrants as part of its compensation.
(3) Includes shares owned by Mr. Morgenstern's living trust and includes 67,500 shares of common stock and 67,500 warrants owned by Mr. Morgenstern's children.
(4) Includes 45,000 shares of common stock and 45,000 warrants owned by Ms. Morgenstern's children.
(5) Mr. Lieberstein is a Symbollon director and provides legal services to us. Includes currently exercisable options to purchase 7,916 shares of common stock.
(6) Mr. Alpert is a member of RubinBaum LLP, which provides legal services to us.
(7) Mr. Klimerman is a member of RubinBaum LLP, which provides legal services to us.
(8)      Russell Desjourdy is the brother of our President, Paul C. Desjourdy.
(9) Mr. Desjourdy is our President, Chief Operating Officer, Chief Financial Officer, General Counsel and Treasurer, and he is also a Symbollon director. Includes currently exercisable options to purchase 232,854 shares of common stock.
(10)     See note 2.
(11) Employee of Indianapolis Securities, Inc. and transferee of a portion of its placement agent warrants.


                              PLAN OF DISTRIBUTION

         We are registering the common stock covered by this prospectus for the selling stockholders pursuant to a registration right granted to the selling stockholders. The selling stockholders have indicated that they are acting independently from us in determining the manner and extent of sales of the shares of our common stock. These shares may be sold or distributed from time to time by the selling stockholders, by their donees, pledgees and transferees or by their other successors in interest. Such sales may be made in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, hedging transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. Sales of shares in the over-the-counter market involving brokers or dealers may be by means of one or more of the following transactions:

         o in a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o in transactions in which brokers, dealers or underwriters purchase the shares as principal and resell the shares for their own accounts pursuant to this prospectus; and

         o in ordinary brokers' transactions and transactions in which the broker solicits purchasers.

         The selling stockholders have advised us that they have made no arrangements or agreements with any underwriters, brokers or dealers regarding the resale of the common stock prior to the effective date of this prospectus. The selling stockholders may pay commissions or allow discounts to any brokers or dealers participating in the resale of the common stock, which commissions or discounts may be less than or in excess of the customary rates of such brokers or dealers for similar transactions.

         We have agreed to pay the fees and expenses of registering the common stock, including the reasonable fees and disbursements of persons retained by us; however, we will not pay the commissions and discounts of underwriters, dealers or agents.

         The selling stockholders also may sell these shares in accordance with Rule 144 under the Securities Act of 1933.

         The participating selling stockholders and any underwriters, brokers or dealers engaged by them may be deemed underwriters, and any profits on sales of the common stock by them and any discounts, commissions or concessions received by any selling stockholder or underwriter, broker or dealer may be deemed to be underwriting discounts or commissions under the Securities
Act of 1933.

         If the selling stockholder notifies us that a material arrangement has been entered into with an underwriter, broker or dealer for the sale of the common stock through a secondary distribution or a purchase by an underwriter, broker or dealer, a supplemented prospectus will be filed, if required, disclosing such of the following information as we believe is appropriate:

         o the name of each such selling stockholder and of the participating underwriter, broker or dealer;

         o   the number of shares of common stock involved;

         o   the price at which  such  common  stock  was  sold;

         o the commissions paid or discounts or concessions allowed to such underwriter, broker or dealer;

         o where applicable, that such broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in the prospectus; and

         o   other facts material to the transaction.

         We have agreed to indemnify the selling stockholders against certain liabilities relating to resale of the common stock under the Securities Act of 1933. Each of the selling stockholders has agreed to indemnify us (and our officers and directors and any person that controls us) against such liabilities to the extent resulting from untrue statements or omissions in the prospectus or registration statement based on written information furnished by the selling
stockholder   specifically   for  use  in  preparing  this   prospectus  or  the
registration statement. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors or officers, or persons that control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

         Although all of the shares are being registered for public sale, the sale of any or all of such shares by the selling stockholders may depend on the sale price of such shares and market conditions generally prevailing at the time. We are unable to predict the effect which sales of the common stock offered hereby might have upon our ability to raise further capital.

         Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirement of the Securities Act of 1933 and the rules promulgated thereunder. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market.

         In order to comply with certain states' securities laws, if applicable, the common stock will be sold in these states only through registered or licensed brokers or dealers. In addition, in certain states, the shares of common stock may not be sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and complied with.

                                  LEGAL MATTERS

         For the purpose of this offering, RubinBaum LLP, New York, New York, is giving an opinion on the validity of the common stock offered by this prospectus. Messrs. Alpert and Klimerman are members of RubinBaum LLP and also are selling stockholders hereunder. See "Selling Stockholders."

                                     EXPERTS

            The financial statements incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

            We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, commonly called the SEC. You may read and copy any document that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

            The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

          o   Our Annual  Report on Form 10-KSB for the year ended
              December 31, 1999.
          o Our Proxy Statement for the 2000 Annual Meeting of Stockholders held on May 24, 2000.
          o Our Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2000.
          o The description of our Class A Common Stock contained under the heading "Description of Securities" in our Registration
              Statement on  Form  SB-2  (Registration Statement  No.   33-68828)
              which  is  incorporated  by reference  in our  Registration
              Statement on Form  8-A under  the  Securities   Exchange  Act  of
              1934, dated November 12, 1993, including any amendments or reports filed for the purpose of updating such description.

            You may request free copies of these filings by writing or telephoning us at our principal office, which is located at the following address:

                              Symbollon Corporation
                                 37 Loring Drive
                              Framingham, MA 01702
                       Attention: Chief Financial Officer
                                 (508) 620-7676

                   NOTE CONCERNING FORWARD LOOKING STATEMENTS

            All statements contained in this Prospectus and the documents we incorporate by reference that are not statements of historical fact are "forward-looking statements." Sometimes these statements contain words like "believes," "belief," "plans," "anticipates," "expects," "estimates, "may," "will" or similar terms. Forward-looking statements involve known or unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by the forward-looking statements. The "Risk Factors" section of this Prospectus, beginning on page 4, summarizes certain of the material risks and uncertainties that could cause our actual results, performance or achievements to differ materially from what we say in this Prospectus and in the documents we incorporate by reference. The Risk Factors apply to all of our forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. We will not revise these forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

                              SYMBOLLON CORPORATION

                    1,734,630 SHARES OF CLASS A COMMON STOCK

                                   PROSPECTUS

                                     , 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

            The following table sets forth the costs and expenses, other than any underwriting discounts and commissions, payable in connection with the sale of the common stock being registered. All amounts are estimates except the SEC registration fee.

            SEC Registration and filing fee                        $  2,727
            Printing fees                                             1,000
            Accounting fees and expenses                              1,500
            Legal fees and expenses                                   9,000
            Miscellaneous                                               773
                                                                   --------
            Total                                                   $15,000
                                                                    =======

Item 15.    Indemnification of Directors and Officers.

         Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL"), Article TENTH of the Registrant's Certificate of Incorporation, as amended (Exhibit 3.1), Article VIII of the Registrant's By-Laws, as amended (Exhibit 3.2) and the Indemnification Agreements entered into with certain of the Registrant's directors and officers (Exhibit 10.5).

         Section 145 of the DGCL generally provides that a corporation is empowered to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, in any of such capacities with another corporation or other enterprise, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed in or not opposed to the best interests of the corporation, and with, respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action or suit by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court having jurisdiction shall determine that such person is fairly and reasonably entitled to indemnity. This statute describes in detail the right of the Registrant to indemnify any such person.

         Pursuant to Article NINTH of the Registrant's Certificate of Incorporation and Article VIII of the Registrant's By-Laws, the Registrant shall indemnify, to the fullest extent permitted by the DGCL, any person, including officers and directors, with regard to any action or proceeding.

         The Registrant has entered into an indemnification agreement with its directors and officers. Such agreement provides that the Registrant will indemnify the indemnitee to the fullest extent permitted by applicable law against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of his performance of his duties as a director or officer of the Registrant other than an action initiated by a director or officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

         Under such indemnification agreement, the entitlement of a director or officer to indemnification is determined by a majority vote of a quorum of disinterested directors, or if such quorum either is not obtainable or so directs, by independent counsel or by the stockholders or the Registrant, as determined by such quorum of disinterested directors. Under certain circumstances, a party to the indemnification agreement is conclusively presumed to have met the applicable statutory standard of conduct unless the Registrant's Board of Directors, stockholders or independent legal counsel determine that the relevant standard has not been met. If a change of control of the Registrant has occurred, the entitlement of such director or officer to indemnification is determined by independent counsel selected by such director or officer, unless such director or officer requests that either the Board of Directors or the stockholders make such determination.

         The Registrant currently has Director and Officer liability insurance which covers, among other things, certain liabilities arising under the Securities Act.

         The agreement with the selling stockholders pursuant to which this Registration Statement is being filed provided that each selling stockholder will indemnify and hold harmless the Registrant, its directors and officers and any controlling person of the Registrant from and against, and will reimburse the Registrant, its directors and officers, and any such controlling person with respect to, any and all loss, damage, liability, cost or expense to which the Registrant or any controlling person may become subject under the Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by or on behalf of such selling stockholders specifically for use in the preparation thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. See Item 17. "Undertakings."

Item 16.    Exhibits

            (a) Exhibit

Number      Description
------      -----------
3.1 Amended Certificate of Incorporation of the Company; including Certificate of Designations, Preferences and Rights of Series A Preferred Stock of the Company. (previously filed as exhibit 3.1 to Form 10-QSB for the quarter ended June 30, 1999 and incorporated by reference.)

3.2 Amended By-Laws of the Company. (previously filed as exhibit 3.2 to Form 10-QSB for the quarter ended June 30, 1999 and incorporated by reference.)

3.3   Agreement of Merger, dated as of August 4, 1993, between the Company   and
      Symbollon Corporation, a Massachusetts corporation (including Certificate of Merger and other state filings). (previously filed as exhibit number
      3.3 of the Registration Statement (the "Registration Statement") on Form SB-2 (Registration No. 33-68828) filed on November 24, 1993 and declared effective on December 7, 1993, and incorporated by reference.)

4.1 Form of Specimen Class A Common Stock Certificate. (previously filed as exhibit number 4.2 of the Registration Statement and incorporated by reference.)

4.2 Form of Stock Restriction Agreement among the Company, the Class B Stockholders and the Underwriter. (previously filed as exhibit number 4.4 of the Registration Statement and incorporated by reference.)

5.1   Opinion by RubinBaum LLP *

10.1 1993 Stock Option Plan of the Company, as amended. (previously filed as exhibit 10.1 to Form 10-QSB for the quarter ended June 30, 1999 and incorporated by reference.)

10.2 Employment Agreement, dated December 14, 1999, between the Company and Paul C. Desjourdy. (previously filed as exhibit number 10.2 to Form 10-KSB for the year ended December 31, 1999 and incorporated by reference.)

10.3 Employment Agreement, dated December 14, 1999, between the Company and Dr. Jack H. Kessler (previously filed as exhibit number 10.3 to Form 10-KSB for the year ended December 31, 1999 and incorporated by reference.)

10.4 Commercial Lease dated June 5, 1997, between Pine Street Realty Trust and the Company. (previously filed as exhibit number 10.18 to Form 10-QSB for the quarter ended June 30, 1997 and incorporated by reference.)

10.5 Form of Indemnification Agreement between the Company and each officer and director of the Company. (previously filed as exhibit number 10.6 of the Registration Statement and incorporated by reference.)

10.6 Marketing and Supply Agreement, dated January 11, 1995 between the Company and West Agro. (previously filed as exhibit number 10.1 to Form 8-K of the Registrant dated January 11, 1995 and incorporated by reference). ***

10.7 Agreement, dated August 31, 1992 among the Company, Dr. Jack H. Kessler and Dr. Robert Rosenbaum. (previously filed as exhibit number 10.8 of the Registration Statement and incorporated by reference.)

10.8 Form of Stock Option Agreement to be entered into between the Company and each option holder. (previously filed as exhibit number 10.10 to Form 10-KSB for the year ended December 31, 1993 and incorporated by reference.)

10.9 1994 Employee Stock Purchase Plan of the Company. (incorporated by reference to Exhibit B to the Company's 1994 Annual Stockholders Meeting Proxy Statement filed under cover of Schedule 14A dated May 4, 1994.)

10.10 1995 Non-Employee Directors' Stock Option Plan of the Company. (previously filed as exhibit number 10.1 to Form 10-QSB for the quarter ended
      June 30, 1995 and incorporated by reference.)

10.11 Collaboration and Sale/License Agreement, dated August 4, 1997, between the Company and Bausch & Lomb Pharmaceuticals, Inc. (previously filed as exhibit number 10.19 to Form 10-QSB for the quarter ended June 30, 1997 and incorporated by reference.) ***

10.12 Stock Purchase Agreement, dated August 4, 1997, between the Company and Bausch & Lomb Pharmaceuticals, Inc. (previously filed as exhibit number
      10.20 to Form 10-QSB for the quarter ended June 30, 1997 and incorporated by reference.)

10.13 Form of Subscription Agreement, dated as of August 10, 1999, between the Company and the purchasers of Units (previously filed as exhibit number 10.14 to Form 10-QSB for the quarter ended September 30, 1999 and incorporated by reference.)

10.14 Form of Redeemable Warrant for the purchase of shares of Class A Common Stock, dated as of August 10, 1999, issued to purchasers of Units (previously filed as exhibit number 10.15 to Form 10-QSB for the quarter ended September 30, 1999 and incorporated by reference.)

23.1  Consent by BDO Seidman, LLP *

23.3  Consent by RubinBaum LLP (included in Exhibit 5.1) *

24.1 Power of Attorney (included on the signature page of the registration statement) *
-------------------------------------------------------------------------------

*        Previously filed.
**       Filed herewith.
***      Indicates that material has been omitted and confidential treatment has been granted or requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.


Item 17.    Undertakings.

            The registrant will:

            (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) Include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (1)(i) and (1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

            (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant small business issuer of expenses incurred or paid by a director, officer or controlling person of the registrant small business issuer in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Framingham, Commonwealth of Massachusetts, on August 4, 2000.

                                     SYMBOLLON CORPORATION

                                     By  /s/ Paul C. Desjourdy              .
                                        ------------------------------------
                                        Paul C. Desjourdy, President

            Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

      Signature                          Title                         Date

 /s/ Jack H. Kessler           Chief Executive Officer,           August 4, 2000
-----------------------------  Chief Scientific Officer,
   Jack H. Kessler             Secretary and Chairman
                               of the Board of Directors
                               (Principal Executive Officer)


 /s/ Paul C. Desjourdy         President, Chief Operating Officer, August 4,2000
-----------------------------  Treasurer, General Counsel, Chief
    Paul C. Desjourdy          Financial Officer, and Director (Principal
                               Financial and Accounting Officer)


          *                    Director                           August 4, 2000
-----------------------------
    James C. Richards

          *                    Director                           August 4, 2000
-----------------------------
    Richard F. Maradie

          *                    Director                           August 4, 2000
-----------------------------
    Eugene Lieberstein

* By:   /s/ Paul C. Desjourdy
     -----------------------------------
     Paul C. Desjourdy, Attorney-in-fact

                                INDEX TO EXHIBITS

3.1 Amended Certificate of Incorporation of the Company; including Certificate of Designations, Preferences and Rights of Series
         A Preferred Stock of the Company. (previously filed as exhibit 3.1 to Form 10-QSB for the quarter ended June 30, 1999 and incorporated by reference.)
3.2 Amended By-Laws of the Company. (previously filed as exhibit 3.2 to Form 10-QSB for the quarter ended June 30, 1999 and incorporated by reference.)
3.3 Agreement of Merger, dated as of August 4, 1993, between the Company and Symbollon Corporation, a Massachusetts corporation (including Certificate of Merger and other state filings). (previously filed as exhibit number 3.3 of the Registration Statement (the "Registration Statement") on Form SB-2 (Registration No. 33-68828) filed on November 24, 1993 and declared effective on December 7, 1993, and incorporated by reference.)
4.1 Form of Specimen Class A Common Stock Certificate. (previously filed as exhibit number 4.2 of the Registration Statement and incorporated by reference.)
4.2 Form of Stock Restriction Agreement among the Company, the Class B Stockholders and the Underwriter. (previously filed as exhibit number
         4.4 of the Registration Statement and incorporated by reference.)
5.1      Opinion by RubinBaum LLP. *
10.1 1993 Stock Option Plan of the Company, as amended. (previously filed as exhibit 10.1 to Form 10-QSB for the quarter ended
         June 30, 1999 and incorporated by reference.)
10.2 Employment Agreement, dated December 14, 1999, between the Company and Paul C. Desjourdy. (previously filed as exhibit number 10.2 to Form 10-KSB for the year ended December 31, 1999 and incorporated by reference.)
10.3 Employment Agreement, dated December 14, 1999, between the Company and Dr. Jack H. Kessler. (previously filed as exhibit number 10.3 to Form 10-KSB for the year ended December 31, 1999 and incorporated by reference.)
10.4 Commercial Lease dated June 5, 1997, between Pine Street Realty Trust and the Company. (previously filed as exhibit number 10.18 to Form 10-QSB for the quarter ended June 30, 1997 and incorporated by reference.)
10.5 Form of Indemnification Agreement between the Company and each officer and director of the Company. (previously filed as exhibit number 10.6 of the Registration Statement and incorporated by reference.)
10.6 Marketing and Supply Agreement, dated January 11, 1995 between the Company and West Agro. (previously filed as exhibit number 10.1 to Form 8-K of the Registrant dated January 11, 1995 and incorporated by reference). ***
10.7 Agreement, dated August 31, 1992 among the Company, Dr. Jack H. Kessler and Dr. Robert Rosenbaum. (previously filed as exhibit number 10.8 of the Registration Statement and incorporated by reference.)
10.8 Form of Stock Option Agreement to be entered into between the Company and each option holder. (previously filed as exhibit number 10.10 to Form 10-KSB for the year ended December 31, 1993 and incorporated by reference.)
10.9 1994 Employee Stock Purchase Plan of the Company. (incorporated by reference to Exhibit B to the Company's 1994 Annual Stockholders Meeting Proxy Statement filed under cover of Schedule 14A dated May 4, 1994.)
10.10 1995 Non-Employee Directors' Stock Option Plan of the Company. (previously filed as exhibit number 10.1 to Form 10-QSB for the quarter ended June 30, 1995 and incorporated by reference.)
10.11 Collaboration and Sale/License Agreement, dated August 4, 1997, between the Company and Bausch & Lomb Pharmaceuticals, Inc. (previously filed as exhibit number 10.19 to Form 10-QSB for the quarter ended June 30,
         1997 and incorporated by reference.)   ***
10.12 Stock Purchase Agreement, dated August 4, 1997, between the Company and Bausch & Lomb Pharmaceuticals, Inc. (previously filed as exhibit number
         10.20 to Form 10-QSB for the quarter ended June 30, 1997 and incorporated by reference.)
10.13 Form of Subscription Agreement, dated as of August 10, 1999, between the Company and the purchasers of Units (previously filed as exhibit number 10.14 to Form 10-QSB for the quarter ended September 30, 1999 and incorporated by reference.)
10.14 Form of Redeemable Warrant for the purchase of shares of Class A Common Stock, dated as of August 10, 1999, issued to purchasers of Units (previously filed as exhibit number 10.15 to Form 10-QSB for the quarter ended September 30, 1999 and incorporated by reference.)
23.1     Consent of BDO Seidman, LLP *
23.2     Consent by RubinBaum LLP (included in Exhibit 5.1) *
24.1 Power of Attorney (included on the signature page of the registration statement) *
-------------------------------------------------------------------------------
*        Previously filed.
**       Filed herewith.
***      Indicates that material has been omitted and confidential treatment has been granted or requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.